Exhibit 99.1

Ingles Markets, Incorporated Reports Increased Sales and Income for Second Quarter and First Half of Fiscal 2008

ASHEVILLE, N.C.--(BUSINESS WIRE)--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported a 14.9% increase in sales and a 26.1% increase in pre-tax income for the three months ended March 29, 2008, compared with the previous year. For the first half of fiscal year 2008, sales increased 14.1% and pre-tax income increased 20.3% compared with the first half of fiscal year 2007.

Robert P. Ingle, chief executive officer, stated, “We are pleased with our sales increases. Quality, value, convenience and service are important to our customers. With gasoline and other costs going up, we want our customers to be able to get what they need with a single trip to Ingles.”

Second Quarter Results

Net sales increased by $101.6 million to $782.8 million for the March 2008 quarter, characterized by increases in all major categories. Grocery segment comparable store sales grew 15.0% for the same period. Easter occurred during the Company’s second fiscal quarter of 2008, but in the third fiscal quarter of 2007. Excluding the effect of additional Easter sales and gasoline sales, comparable store sales increased 8.4%. Total gasoline gallons sold increased approximately 19% while the average price per gas gallon increased 85 cents comparing the March fiscal 2008 quarter to the same period of fiscal 2007. The number of customer transactions increased 9.7%, while the average transaction amount changed by less than one-half of one percent. At March 29, 2008, Ingles operated 197 stores and 49 fuel centers compared with 196 stores and 39 fuel centers at March 31, 2007.

Gross profit for the March 2008 quarter increased 10.8%, to $184.5 million, an increase of $17.9 million compared with the second quarter of last fiscal year. Gross profit, as a percentage of sales, was 23.6% for the March 2008 quarter compared with 24.5% for the March 2007 quarter. Gross profit as a percentage of sales decreased primarily due to higher relative sales growth in lower margin gasoline. Excluding gasoline sales, grocery segment gross profit as a percentage of sales increased to 27.4% for the three months ended March 29, 2008, compared with 27.0% for the same quarter of last fiscal year.

Operating and administrative expenses for the March 2008 quarter improved as a percentage of sales to 19.6% compared with 20.5% in the March 2007 quarter. Operating and administrative expense dollars increased $13.6 million for the March 2008 quarter compared with the same quarter last year, but the expense increases were leveraged against an even greater sales increase. The majority of the increase in operating expenses were in labor, energy, insurance, depreciation and bank charges.

Net rental income, losses on asset disposals and other income totaled $1.2 million for the March 2008 quarter compared with $1.5 million for the March 2007 quarter. Most of the decrease is attributable to lower rental income as the Company’s expansion activities have resulted in less tenant space available for lease.

Interest expense decreased $0.3 million for the three-month period ended March 29, 2008, to $11.6 million from $11.9 million for the three-month period ended March 31, 2007. Total debt at March 29, 2008, was $626.1 million compared with $548.1 million at March 31, 2007. New debt incurred by the Company is generally at lower interest rates compared with existing debt and debt repaid over the preceding 12 months.

Income tax expense as a percentage of pre-tax income increased to 38.1% in the March 2008 quarter compared with 18.9% in the March 2007 quarter due to last year’s settlement of a tax position under an initiative offered by one of the states in which the Company conducts its operations. As a result of this settlement the Company reduced its reserve for uncertain income tax positions by $3.2 million and reduced income tax expense by the same amount during the three months ended March 31, 2007.

Primarily because of higher income tax expense, net income decreased $0.5 million, or 3.8%, for the three-month period ended March 29, 2008, to $13.0 million, compared with $13.5 million for the three-month period ended March 31, 2007. Net income, as a percentage of sales, was 1.7% for the March 2008 quarter compared with 2.0% for the March 2007 quarter. Basic and diluted earnings per share for publicly traded Class A Common Stock were $0.56 and $0.53 for the March 2008 quarter compared with $0.58 and $0.55, respectively, for the March 2007 quarter. Basic and diluted earnings per share for Class B Common Stock were each $0.51 for the March 2008 quarter compared with $0.53 of basic and diluted earnings per share for the March 2007 quarter.

First Half Results

Net sales totaled $1.56 billion for the first six months of fiscal year 2008, an increase of $193.0 million compared with the first half of fiscal year 2007. The sales growth was characterized by increases in all major categories. Grocery segment comparable store sales grew 13.9% for the same period. Easter occurred during the Company’s second fiscal quarter of 2008, but occurred in the third fiscal quarter of 2007. Excluding the effect of additional Easter sales and gasoline sales, comparable store sales increased 8.4%. Overall grocery sales were affected by rising costs during the fiscal 2008 six-month period, evidenced by year-over-year increases in the food category of the consumer price index of 2.3% for the December 2007 quarter and 5.3% for the March 2008 quarter. In addition, the Company’s total gasoline gallons sold increased approximately 19% while the average price per gas gallon increased 37% comparing the March fiscal 2008 six-month period to the same period of fiscal 2007. The number of customer transactions increased 9.6%, while the average transaction amount changed by less than one-half of one percent.

Gross profit for the six months ended March 29, 2008, increased 10.2%, to $365.1 million, an increase of $33.7 million compared with the first six months of last fiscal year. Gross profit, as a percentage of sales, was 23.4% for the March 2008 six-month period compared with 24.2% for the March 2007 six-month period. Gross profit as a percentage of sales decreased primarily due to higher relative sales growth in lower margin gasoline. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was 26.9% for the six months ended March 29, 2008, compared with 26.6% for the same period of last fiscal year.

Operating and administrative expenses for the first half of fiscal year 2008 improved as a percentage of sales to 19.5% compared with 20.2% for the same period of fiscal year 2007. Operating and administrative expense dollars increased $27.4 million for the March 2008 six-month period compared with the same period of last fiscal year, but the expense increases were leveraged against an even greater sales increase. The majority of operating expense increases were in labor, energy, insurance, depreciation, supplies and bank charges. In general these increases reflect the company’s growth and expansion, as well as market cost increases somewhat outside the Company’s control.

Net rental income, losses on asset disposals and other income totaled $3.1 million for the March 2008 six-month period compared with $3.2 million for the same period of fiscal year 2007. Decreased rental income was partially offset by increased sales of waste paper and packaging.

Interest expense decreased $0.8 million for the six-month period ended March 29, 2008, to $23.1 million from $23.9 million for the six-month period ended March 31, 2007. Total debt increased by $78 million between March 2007 and March 2008. Much of this increase was initially funded under the Company’s $185 million line of credit facilities. During the first half of fiscal year 2008, the Company entered into new collateralized debt agreements of $87.1 million. The new debt reduced outstanding balances on the Company’s lines of credit and funded the Company’s increased capital expenditures. The average interest rate on the new debt is generally lower compared with existing non-line of credit debt and debt repaid over the preceding 12 months.

Income tax expense as a percentage of pre-tax income increased to 38.4% for the March 2008 six-month period compared with 28.9% for the comparable March 2007 period due to the previously discussed tax settlement. As a result of this settlement the Company reduced its reserve for uncertain tax positions by $3.2 million and reduced income tax expense by the same amount during the six months ended March 31, 2007.

Because of higher income tax expense during the first half of fiscal year 2008, the fiscal year 2008 percentage increase in net income was lower than the percentage increase in pretax income. Net income increased $1.0 million, or 4.1%, for the six-month period ended March 29, 2008, to $25.7 million, compared with $24.7 million for the six-month period ended March 31, 2007. Net income, as a percentage of sales, was 1.7% for the March 2008 and 1.8% for the March 2007 six-month periods, respectively. Basic and diluted earnings per share for publicly traded Class A Common Stock were $1.10 and $1.05 for the March 2008 six-month period compared with $1.06 and $1.01, respectively, for the March 2007 six-month period. Basic and diluted earnings per share for Class B Common Stock were each $1.00 for the fiscal March 2008 period compared with $0.96 of basic and diluted earnings per share for the same fiscal period ended March 2007.

During the March 2008 six-month period, Ingles completed four replacement stores, one remodeled store, purchased nine land parcels, added five fuel centers and purchased two shopping centers where the Company operated leased stores. Capital expenditures for the March 2008 six-month period totaled $114.1 million. For the balance of the fiscal year, Ingles expects to open two new stores, three remodeled stores, three replacement stores and add a total of eight new fuel stations. Capital expenditures for the entire fiscal year are expected to be approximately $200 million, including expenditures for stores to open in fiscal 2009.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2007 Form 10-K and 2008 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company also operates 73 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 29,	March 31,	March 29,	March 31,
	2008	2007	2008	2007

Net sales	$ 782,787	$ 681,164	$ 1,559,909	$ 1,366,863
Gross profit	184,495	166,568	365,153	331,431
Operating and administrative expenses	153,063	139,498	303,349	275,962
Rental income, net	880	1,281	2,112	2,303
Loss from sale or disposal of assets	(487)	(328)	(559)	(490)
Income from operations	31,825	28,023	63,357	57,282
Other income, net	827	574	1,502	1,345
Interest expense	11,645	11,935	23,139	23,941
Income taxes	8,012	3,155	16,032	10,012
Net income	$ 12,995	$ 13,507	$ 25,688	$ 24,674

Basic earnings per common share – Class A	$ 0.56	$ 0.58	$ 1.10	$ 1.06
Diluted earnings per common share – Class A	$ 0.53	$ 0.55	$ 1.05	$ 1.01
Basic earnings per common share – Class B	$ 0.51	$ 0.53	$ 1.00	$ 0.96
Diluted earnings per common share – Class B	$ 0.51	$ 0.53	$ 1.00	$ 0.96

Additional selected information:
Depreciation and amortization expense	$ 16,911	$ 14,209	$ 33,381	$ 29,348
Rent expense	$ 3,976	$ 4,099	$ 7,787	$ 8,631

Condensed Consolidated Balance Sheets (Unaudited)

	March 29,		September 29,
	2008		2007
ASSETS
Cash and cash equivalents	$ 12,918		$ 16,839
Receivables-net	49,932		44,641
Inventories	246,988		233,465
Other current assets	10,024		10,648
Property and equipment-net	923,767		839,732
Other assets	9,851		9,947
TOTAL ASSETS	$ 1,253,480		$ 1,155,272

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$ 32,956		$ 31,307
Accounts payable, accrued expenses and current portion of other long-term liabilities
	215,559		219,161
Deferred income taxes	39,697		38,177
Long-term debt	593,146		511,950
Other long-term liabilities	6,015		6,533
Total Liabilities	887,373		807,128
Stockholders' equity	366,107		348,144
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$ 1,253,480		$ 1,155,272

CONTACT:
Ingles Markets, Incorporated
Ron Freeman
Chief Financial Officer
828-669-2941 (Ext. 223)